                           DELTA GALIL INDUSTRIES LTD.

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON SEPTEMBER 30TH, 2003

                              ---------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished to the holders of Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares") and to holders of American Depositary Receipts ("ADRs") evidencing American Depositary Shares (each representing one Ordinary Share) of Delta Galil Industries Ltd. in connection with an Annual General Meeting of Shareholders of the Company to be held at the Company's offices located at Beit Hatextile, 2 Kaufman St., Tel-Aviv, Israel on September 30, 2003, at 11: 00 a.m. local time, and thereafter as it may be adjourned from time to time (the "Annual General Meeting" or the "Meeting"). Unless the context otherwise requires, references in this Proxy Statement to "Delta Galil", the "Company", "we", and "our" refer to Delta Galil Industries Ltd.

     At the Meeting the following resolutions will be proposed for adoption:

1. To elect the following directors, who are not external directors: Dov Lautman, Aharon Dovrat, R. Henry Kleeman, Harvey M. Krueger, Noam Lautman, Peter Petrillo, Dan Propper, Zalman Shalev, Amior Vinocourt, J. Randall White and Ann E. Ziegler.

2.   To elect Mr. Giora Morag as an external director.

3. To receive and consider the Company's financial reports, for the year ended December 31, 2002.

4. To re-appoint Kesselman & Kesselman, a member of PriceWaterhouseCoopers International Limited, as independent auditors of the Company for the year 2003 and to empower the board of directors of the Company to determine their compensation.

PROXIES

     Holders of Ordinary Shares may vote their shares at the Meeting whether or not they attend by appointing "proxies" to vote on their behalf. A holder of Ordinary Shares may appoint a proxy by delivering an appointment of a proxy to the Company at least 24 hours prior to the Meeting. Holders of Ordinary Shares may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof, by filing with the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Meeting.

     Holders of ADRs can vote by giving instructions to The Bank of New York, the depositary for the ADRs. A form of voting instruction card and a return envelope for the proxy are also enclosed. In order to be counted, the voting instruction card must be received by The Bank of New York by 5:00 p.m. New York Time on September 23, 2003. Upon the receipt of properly executed voting instructions in the form enclosed from a holder of ADRs, The Bank of New York will vote the Ordinary Shares represented by those ADRs in accordance with such instructions. Holders of ADRs may revoke the authority granted by their execution of proxies at any time before the effective

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exercise thereof, by filing with The Bank of New York a written notice of revocation or a duly executed proxy bearing a later date.

     With respect to any ADRs for which The Bank of New York does not receive instructions, The Bank of New York will vote those ADRs in proportion to the votes cast by all shareholders.

     We know of no other matters to be submitted at the Meeting other than as specified in the Notice of Annual General Meeting of Shareholders included with this Proxy Statement. If any other business is properly brought before the Meeting, however, it is the intention of the persons named as proxies to vote in respect thereof in accordance with their best judgment.

     We expect to mail this Proxy Statement to shareholders on or about September 8, 2003. All expenses of this solicitation will be borne by us. In addition to the solicitation of proxies by mail, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, in person or by other means. Brokerage firms, nominees, fiduciaries and other custodians may be requested to forward proxy solicitation materials to the beneficial owners of our Ordinary Shares and ADRs held of record by such persons, and we will reimburse such brokerage firms, nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection therewith.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Ordinary Shares (including Ordinary Shares represented by ADRs) at the close of business on September 3, 2003, are entitled to notice of and to vote at the Meeting. At the close of business on September 1, 2003, the Company had 18,332,380 outstanding Ordinary Shares (excluding 1,422,486 shares held by Delta Galil and 25,683 Ordinary Shares held by a trustee in connection with Delta's stock option plans). Neither the Company nor the trustee will vote these shares. Each Ordinary Share (including Ordinary Shares represented by ADRs) is entitled to one vote on each matter to be voted on at the Meeting. The votes of all shareholders voting on a matter are counted, and abstentions are not taken into account.

REQUIRED MAJORITY

     Each of the resolutions require the affirmative vote of at least a majority of the voting power represented at the Meeting in person or by proxy and voting on the matter presented for passage. In addition, Resolution 2, regarding the election of an external director, requires that the simple majority satisfy additional conditions, as described below such resolution.

     The lack of a required majority for the adoption of any resolution presented above will not affect the adoption of other resolutions for which the required majority was obtained.

QUORUM

     The quorum required for the Meeting consists of at least two shareholders present in person or by proxy who hold or represent, in the aggregate, at least one third (1/3) of the voting rights of the issued share capital of the Company. In the event that there is a lack of quorum, the meeting will be adjourned to the same day in the following week at the same time and place, or to such other time and place as the Company's board of directors may determine and notify the shareholders entitled to receive such a notice of such determination. If at the reconvened meeting a quorum is not present within one half-hour from the time set for holding the meeting, two shareholders present in person or by proxy will constitute a quorum, regardless of the number of shares represented.

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     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR
SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

I.   PRINCIPAL SHAREHOLDERS
     ----------------------

     The following table sets forth stock ownership information (including all ordinary shares represented by ADSs) as of September 1, 2003, with respect to:

     1) Each person who is known by Delta Galil to be the beneficial owner of more than 5% of Delta Galil's outstanding ordinary shares; and

     2)   Directors and senior management (on an individual basis).

Except where otherwise indicated, Delta Galil believes, based on information furnished by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares. The shareholders listed below do not have any different voting rights from any other shareholders of Delta Galil. Other than as disclosed below, none of Delta Galil's directors or senior managers beneficially owns 1% or more of Delta Galil's outstanding ordinary shares.

                                          NUMBER OF              PERCENT OF
                                          ORDINARY SHARES        ORDINARY SHARES
     NAME                                 BENEFICIALLY OWNED     OUTSTANDING(1)
     ----                                 ------------------     --------------
     Dov Lautman(2)                       6,344,993              34.6%
     Sara Lee International Corporation   4,256,537              23.2%
     Wafra Acquisition Fund 11, L.P.      1,123,010              6.1%
     Arnon Tiberg(3)                      493,084                2.4%
     Amior Vinocourt(4)                   63,501                 0.3%
     Dan Propper                          18,000                 0.1%
     Aharon Dovrat                        10,050                 0.06%
     Harvey Krueger                       5,000                  0.03%

     -------
     (1) Based on 18,332,380 ordinary shares outstanding, excluding 1,422,486 ordinary shares held by the Company and excluding 25,683 ordinary shares held by a trustee in connection with Delta Galil's stock option plans.
     (2) Includes 4,196,973 shares held by Nichsei Adinoam Ltd. and 1,380,657 shares held by N.D.R.L. Investments (1998) Ltd., each of which is a company controlled by Dov Lautman, and 767,363 shares held directly by Mr. Lautman.
     (3) Includes 439,150 shares held by Ha'lakuach Ha'Neeman (65) Ltd., a company controlled by Mr. Tiberg. Arnon Tiberg was also granted options to acquire 300,000 ordinary shares. Options to acquire 100,000 ordinary shares have an exercise price of $7.90 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in November 1998. Of these options, 89,844 remain unexercised. Options to acquire an additional 100,000 ordinary shares have an exercise price of $21.07 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in August 2000. All of these options are exercisable commencing on the date that is two years after the date such options vested and expire five years after vesting. Options to acquire an additional 100,000 Ordinary Shares have an exercise price of $9.00 per share converted to NIS on the date of the exercise.

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               These options vest in equal tranches over four years commencing in November 2003, and expire three years after vesting. The first two tranches are not exercisable until November 2004.
          (4) Held through Vinocourt Achzakot Ltd., a company controlled by Mr. Vinocourt.


II.       SHAREHOLDERS AGREEMENTS
          -----------------------

          Dov Lautman, the Chairman of the Board of Directors of Delta Galil, and two companies through which he holds shares in Delta Galil, N.D.R.L. Investments (1998) Ltd. and Nichsei Adinoam Ltd., (collectively, the "Lautman Group"), have a shareholders agreement with Sara Lee Corporation and Sara Lee International Corporation.

          The shareholders agreement provides, among other things, that:

     o Sara Lee International Corporation is entitled to nominate 30% of the members of Delta Galil's board of directors, excluding independent directors , with fractions rounded up to the next whole number, and Mr. Lautman is entitled to nominate the remainder of the members of the board, excluding independent directors;

     o Delta Galil may not issue, allot or grant options over or conversion rights into its unissued share capital without the prior consent of Sara Lee International Corporation unless as part of a pro rata distribution of fully paid up bonus shares; and

     o New appointments of a chief executive officer of Delta Galil shall require the consent of Sara Lee International Corporation.

          In addition, the Lautman Group and Sara Lee International Corporation each granted the other a right to purchase any Delta Galil shares that the other party beneficially owns and proposes to sell to unaffiliated third parties.

          The term of the shareholders agreement will expire on the earlier to occur of: (i) the date on which Sara Lee holds less than 18% of the equity rights of Delta Galil and (ii) the transfer by Sara Lee of its shares to a competitor of Delta Galil, which is defined as an entity engaged in the United States, Israel or Western Europe in the manufacture of socks and underwear, including pantyhose and hosiery but excluding brassieres.

          In January 1998, Mr. Lautman purchased from Sara Lee ordinary shares representing 12.52% of Delta Galil's then outstanding shares for an aggregate purchase price of $10.3 million. The price per share paid by Mr. Lautman was 41.9% above the then-current market price.

          In addition, the Lautman Group, Sara Lee Corporation and Sara Lee International Corporation are parties to a Letter Agreement with Wafra Investment Advisory Group, Inc. dated as of September 11, 2000.

          Pursuant to the Letter Agreement, which was entered into in connection with the acquisition of Wundies Industries Inc., Mr. Lautman agreed to nominate a person designated by Wafra Acquisition Fund 11, L.P. and approved by Delta Galil, as one of the nominees that Mr. Lautman is entitled to nominate to the board of directors under the shareholders agreement described above. Each of the Lautman Group, Sara Lee Corporation and Sara Lee International Corporation agreed to vote in favor of such appointment. Wafra's nominee shall serve on Delta Galil's board of directors for a period of two years or as long as Wafra continues to hold at least 50% of the ordinary shares of Delta Galil it received in consideration for its sale of shares of Wundies Industries, Inc.

          As of September 1, 2003, the Lautman Group owned 34.6% and Sara Lee owned 23.2% of the outstanding ordinary shares of Delta Galil.

          As of September 1, 2003, Delta Galil had 24 shareholders of record resident in the United States, accounting for 31.0% of the outstanding ordinary shares. Two U.S. shareholders, Sara Lee International Corporation and Wafra Acquisition Fund 11 L.P., hold 29.3% of the outstanding ordinary shares.


III.      RESOLUTIONS
          -----------

RESOLUTION 1 - ELECTION OF DIRECTORS
               ---------------------

          At the Annual General Meeting, eleven directors constituting the entire board of directors of Delta (except for two external directors) are to be elected. Unless otherwise instructed on the proxy card, it is the intention of the persons named in the proxy to vote for the election of the nominees named below, who currently serve (other than J. Randall White) as directors of Delta, each to hold office until the next Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified, unless any office is vacated earlier under any relevant provisions of the Articles of Association of Delta. Delta is unaware of any reason why any of the nominees, if elected, should be unable to serve as a director. If any of such nominees are unable to serve, the persons named in the proxy will vote the shares FOR the election of such other nominees as the board of directors of Delta may propose. All nominees listed below have advised the Chairman of the board of directors of Delta that they intend to serve as directors if elected.

NOMINEES FOR THE BOARD OF DIRECTORS OF THE COMPANY

          DOV LAUTMAN, 67, is the founder of Delta Galil and has served as the Chairman of the Board of Directors since 1975. From 1975 to 1996, Mr. Lautman was the Chief Executive Officer of Delta Galil. From 1986 to 1993, Mr. Lautman served as President of the Manufacturers Association of Israel and as the Chairman of the Coordinating Bureau of Economic Organizations of Israel. From 1993 to 1995, Mr. Lautman was the Prime Minister's Special Emissary for Economic Development. Since May 2001, Mr. Lautman has served as the chairman of the executive council of the Tel Aviv University.

          AHARON DOVRAT, 72, has served as a Director of Delta Galil since December 1998. Mr. Dovrat is the chairman of Dovrat & Co. Ltd., Isal Ltd., Alvarion Ltd., Cognifit Ltd. Mr. Dovrat serves as a Director of DS Polaris Ltd., Technomatix Technologies Ltd. and Solgood Communication Ltd. From 1992 to 1998 Mr. Dovrat was the chairman of the Dovrat, Shrem & Co. S.A., an investment banking firm established in 1991, as well as a Director of Domicar Ltd., Investment Company of Bank Hapoalim Ltd., Oshap Technologies Ltd. and Ordan Industries Ltd. Until 1991 Mr. Dovrat served as managing Director of Clal (Israel) Ltd., one of Israel's largest public investment companies.

          R. HENRY KLEEMAN, 45, has served as a Director of Delta Galil since June 2000. Mr. Kleeman is a Vice President, Deputy General Counsel and business practices officer of Sara Lee Corporation, where he has served as an attorney since 1995. Mr. Kleeman also serves as a director of

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several Sara Lee subsidiaries. Mr. Kleeman earned a bachelor of arts degree in
English and economics from Colgate University and a J.D. from the University of Chicago Law School.

          HARVEY M. KRUEGER, 74, has served as a Director of Delta Galil since August 1999. Mr. Krueger is Vice Chairman of Lehman Brothers and has been involved with that firm and Kuhn Loeb & Co., one of its constituent firms, since 1959. Mr. Krueger currently serves as a Director of Automatic Data Processing Inc., R.G. Barry Corp., Chaus Inc., and is also Chairman of Stockton Management. In addition, Mr. Krueger is Chairman of the Peres Center for Peace, former Chairman of Cooper-Hewitt National Design Museum and the Smithsonian Institution, former and honorary Chairman of the Hebrew University of Jerusalem, and a member of the Board of Directors for Beth Hatefutsoth and Beth Israel Medical Center (NY).

          NOAM LAUTMAN, 34, has been a Director of Delta Galil since October 2001. Mr. Lautman has been Director for New Ventures and Strategic Business Planning at Teva Pharmaceutical Industries Ltd. since 2002. Mr. Lautman previously served in various managerial positions in several Israeli companies, operating in the high-tech field. Mr. Lautman holds a BSc in Computer Science and Mathematics and an MBA from New York University. Mr. Lautman is the son of Dov Lautman, the Chairman of the Board of Directors of the Company.

          PETER PETRILLO, 42, has served as a Director of Delta Galil since September 2000. Mr. Petrillo is the Senior Managing Director of Wafra Partners, LLC and is a Director of Riviera Trading Inc., Holiday Luggage (Canada) Inc., Travelpro International Inc., Altec Lansing Technologies, Inc., Vulcan Engineering Company, Kenexa Corporation, MariTEL Spectrum Development Inc. and Casiano Communications Inc. Mr. Petrillo was a member of the Board of Directors of Three V Health, Inc., Deliland Foods Corporation, Atlantic Express Transportation Corp., and Phoenix Waste Services Company Inc.

          DAN PROPPER, 62, has served as a Director of Delta Galil since 1986. Mr. Propper has been the Managing Director of the OSEM Group of Companies since 1981. Until June 1999, Mr. Propper was the President of the Manufacturers Association of Israel and Chairman of the Coordinating Bureau of Economic Organizations of Israel. Mr. Propper is also a member of the Board of Directors of Weizmann Institute and the Technion, Israel Institute of Technology, and Chairman of the Boards of Directors of various industrial companies.

          ZALMAN SHALEV, 80, has served as a Director of Delta Galil since 1988. Mr. Shalev is the former Chairman of the Board of Directors of ORT Israel and a Director of World ORT Union and Israel Technical Incubators. Mr. Shalev is also a member of the Israeli Chief Scientist Advisory Board. Mr. Shalev was a member of the Board of Directors of Leumi & Co. until 1998. From 1967 to 1987 Mr. Shalev served as a Director and President of Elisra Electronic Company. From 1962 to 1966 Mr. Shalev has served as a Director of communication electronics of the IDF.

          AMIOR VINOCOURT, 76, has served as a Director of Delta Galil since December 1996. Mr. Vinocourt is a Director of Industrial Building Corporation Ltd., and was a Director of Ofis Textile Ltd. and Alliance Tyre (1992) Ltd. Until 1998, Mr. Vinocourt was a Director of Neshua Underwriting and Issuing Ltd. and, from 1994 to 1997 a Director of Bank Hapoalim Ltd. Mr. Vinocourt is a Chartered Accountant (F.C.A.) (England) and a Certified Public Accountant (Isr). From 1972 to 1993 Mr. Vinocourt was managing Director of Industrial Finance Corp. and the Investment Company for Industrial Development in Israel.

          J. RANDALL WHITE . 49, has not previously served as a Director of Delta Galil. Mr. White has served as Vice President - Corporate Affairs for Sara Lee Corporation since 2001. He joined Sara

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Lee in 1988 and has served in a variety of executive capacities at Sara Lee. Mr.
White is the Chairman of the Board of Hubbard Street Dance Chicago, Vice President and a trustee of the Goodman Theatre, a member of the Board of Trustees of Ravinia Festival and a member of the Board of Advisors of Catalyst. Mr. White earned a Bachelor of Arts degree in economics and mathematics from Dartmouth College and a Master of Business Administration from Harvard Business School.

          ANN E. ZIEGLER, 45, has served as a Director of Delta Galil since July 1998. Ms. Ziegler is a Senior Vice President for Sara Lee Corporation and CFO and SVP-Administration of the Sara Lee Bakery Group. From October 2000 until March 2003, Ms. Ziegler was Senior Vice President - Corporate Development for Sara Lee Corporation. Ms. Ziegler joined Sara Lee in 1993 after being an associate with the law firm Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the Board of Directors of Unitrin Inc., Johnsonville Sausage LLC, Lifeline Theater and Metropolitan Family Services. Ms. Ziegler earned a Bachelor of Arts Degree from the College of William and Mary and a J.D. from the University of Chicago Law School.

TERMS OF DIRECTORS

          Our directors are elected at the Annual Shareholders Meeting to serve until our next annual meeting of Shareholders and until their respective successors are elected and qualified. Our Articles of Association provide that the directors may appoint additional directors (whether to fill a vacancy or to expand the board of directors). Our Articles of Association also provide that the board of directors may delegate all of its powers to committees of the board of directors as it deems appropriate.

RESOLUTION

At the meeting, it is proposed that the following resolution be adopted:

          "Resolved, that Dov Lautman, Aharon Dovrat, R. Henry Kleeman, Harvey
          M. Krueger, Noam Lautman, Peter Petrillo, Dan Propper, Zalman Shalev, Amior Vinocourt, J. Randall White and Ann E. Ziegler be elected as directors of the Company."

          Upon the receipt of a properly signed and dated proxy, and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby FOR all the nominees of the board of directors.

RESOLUTION 2 - ELECTION OF EXTERNAL DIRECTOR
               -----------------------------

          Under the Israeli Companies Law, public companies are required to elect two external directors who must meet specified standards of independence. Companies that are registered under the laws of Israel and whose shares are listed for trading on the Tel-Aviv Stock Exchange, such as Delta, are treated as public companies with respect to the external directors requirement. The external directors may not have any economic relationship with Delta. External directors are elected by the shareholders. External directors serve for a three-year term, which may be renewed for only one additional three-year term. External directors can be removed from office only by the same special majority vote of shareholders required to elect them, or by court order. External directors may be removed from office only if they cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the company.

          If, when an external director is elected, all members of the board of directors of a company are

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of one gender, the external director to be elected must be of the other gender.

          Any committee of the board of directors must include at least one external director. An external director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with his service.

          Mr. Amiram Sivan currently serves as external director of the Company. His term expires on November 5, 2005. At the Annual General Meeting, it is proposed that the election of Mr. Giora Morag as an External Director be considered and voted upon. Mr. Morag's term would be for three years, expiring on September 30, 2006.

          GIORA MORAG, 48, worked at Bank Hapoalim B.M., for 27 years, until 2002. Mr. Morag held a variety of positions during his career, most recently as the manager of the bank's operations in England. Mr. Morag studied economics and political science at the Hebrew University.

          The election of Mr. Morag as an external director requires the vote of a majority of the shares represented in person or by proxy at the meeting entitled to vote and who cast their vote on this resolution at the meeting, provided that either (1) the majority includes at least one-third of all of the votes of shareholders who do not control Delta Galil, or (2) the total number of opposing votes by shareholders who do not control Delta Galil does not exceed one percent (1%) of all the voting rights in Delta Galil.



AUDIT COMMITTEE

          The Companies Law also provides that publicly traded companies must appoint an audit committee. The responsibilities of the audit committee include monitoring irregularities in the management of the company's business and approving related party transactions as required by the Companies Law. An audit committee must consist of at least three members, and include all of the company's external directors. The chairman of the board of directors, any director employed by the company or providing services to the company on a regular basis, any controlling shareholder or any relative of a controlling shareholder may not be members of the audit committee. An audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder, unless at the time of approval two external directors are serving as members of the audit committee and at least one of the external directors was present at the meeting at which an approval was granted.

          In addition, the Companies Law requires the board of directors of a public company to appoint an internal auditor nominated by the audit committee. A person who does not satisfy the Companies Law's independence requirements may not be appointed as an internal auditor. The role of the internal auditor is to examine, among other things, the compliance of the company's conduct with applicable law and orderly business practice.

          Pursuant to the listing requirements of the Nasdaq National Market, Delta is required to have at least two external directors on its board of directors and to establish an audit committee, at least a majority of whose members are independent of management. Pursuant to the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the "SEC") has issued new rules, which would, among other things, require Nasdaq to impose independence requirements on each member of the audit committee. Nasdaq has proposed rules that would comply with the SEC's requirements and which are expected to be applicable to us in 2004.

          The proposed requirements would implement two basic criteria for determining independence: (i) audit committee members would be barred from accepting any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member's capacity as a member of the board of directors and any board committee, and (ii) audit committee members of an issuer that is not an investment company may not be an "affiliated person" of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee.

          The SEC has proposed to define "affiliate" for non-investment companies as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified." The term "control" is proposed to be consistent with the other definitions of this term under the Securities Exchange Act of 1934, as "the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise." A safe harbor has been proposed by the SEC, under which a person who is not an executive officer, director or 10% shareholder of the issuer would be deemed not to have control of the issuer.

          Under the final rules adopted by the SEC, an issuer is required to disclose in its annual report, beginning with the annual report for 2003, whether or not such issuer has at least one audit committee financial expert. If it does, the issuer must disclose the name of the expert. If not, the issuer must disclose why it does not have an audit committee financial expert.

          Delta Galil believes that the current composition of the audit committee satisfies the requirements of the SEC's rules and the proposed Nasdaq rules. Messrs. Sivan, Shalev and Vinocourt, whom we believe are independent of management, currently serve on the audit committee of Delta's board of directors. If Mr. Morag is elected to the board of directors, he would also serve on the audit committee.

RESOLUTION

          At the meeting, it is proposed that the following resolution be adopted:

          "Resolved, that Mr. Giora Morag be elected as an external director of the Company."

Upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby FOR the proposal.

RESOLUTION 3 - THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2002
               -------------------------------------------------------------

          Our board of directors recommends that the Shareholders receive and consider the Company's financial reports for the year ended December 31, 2002.

          At the meeting, it is proposed that the following resolution be adopted:

          "Resolved, that the shareholders of the Company receive the Company's financial reports for the year ended December 31, 2002."

          UPON RECEIPT OF A PROPERLY SIGNED AND DATED PROXY AND UNLESS OTHERWISE INSTRUCTED ON THE PROXY, THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE PROPOSAL.

RESOLUTION 4 - REAPPOINTMENT OF INDEPENDENT AUDITORS
               -------------------------------------

          Our board of directors recommends that the Shareholders reappoint the accounting firm of Kesselman & Kesselman, a member of PriceWaterhouseCoopers International Limited, as our independent auditors for the fiscal year ending December 31, 2003, and authorize the board of directors to determine their compensation. Kesselman & Kesselman has no relationship with us or with any of our affiliates, except as auditors.

          Israeli law allows the shareholders to delegate to the Board the authority to determine the auditors' compensation. The Sarbanes-Oxley Act and newly proposed NASDAQ rules require Audit Committee approval of auditor compensation. The Board of Directors will decide on the auditor compensation following the prior approval of the Audit Committee.

          At the Meeting, it is proposed that the following resolution be adopted:

          "Resolved, that the Company re-appoint Kesselman & Kesselman, a member of PriceWaterhouseCoopers International Limited, as independent auditors of the Company for the year 2003 and that the board of directors of the Company be and it hereby is empowered to determine their compensation."

          Upon the receipt of a properly signed and dated proxy and unless otherwise instructed on the proxy, the persons named in the enclosed proxy will vote the shares represented thereby FOR the proposal.


IV.       OTHER BUSINESS
          --------------

          The Meeting is called for the purposes set forth in the Notice accompanying this Proxy Statement. As of the date of the Notice, the board of directors knows of no business that will be presented for consideration at the Meeting other than the foregoing matters. If other matters not now known properly come before the Meeting, it is intended that the persons named as proxies or their substitutes will vote the shares in accordance with their best judgment with respect to such matters.



                                  By order of the Board of Directors



                                  /s/ Yossi Hajaj
                                  ----------------------------------
                                  Controller and Company Secretary


September 3, 2003

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